STAAR SURGICAL ENTERS INTO DISTRIBUTION AGREEMENT
WITH ELLEX IN AUSTRALIA

MONROVIA, Calif., March 9, 2011 /PRNewswire/ -- STAAR Surgical Company (Nasdaq:STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that it has entered into an agreement with Ellex Australia (ASX:ELX) for the exclusive distribution of STAAR intraocular lenses in Australia.  Ellex, a leading ophthalmic manufacturer and distributor that is publicly traded in Australia, will market STAAR's Visian ICL line of refractive lenses, STAAR's intraocular lenses for cataract patients and related products.  STAAR has previously distributed its products in the region through ConceptVision Australia, a wholly owned subsidiary, which is being closed.  During 2010 STAAR generated $1.7 million in sales from the region through a direct team of five employees and generated about $200,000 in net income.

"We are very pleased to be partnering with Ellex and to have our products join the Ellex portfolio.  We expect its expertise and reputation to improve our market reach in Australia and New Zealand," said Don Todd, STAAR's President of the Asia Pacific Region. "The Ellex organization will start highlighting STAAR products at the Asia Pacific Academy of Ophthalmology (APAO) meeting in Sydney starting on March 21."

"We believe with Ellex's presence in the region, we should be able to drive additional sales and higher profits from this territory over time," said Deborah Andrews, STAAR's Chief Financial Officer.  "As part of the distribution agreement, Ellex will also be purchasing during the first quarter the current inventory of product in Australia for approximately $400,000."

"Ellex is prepared to build on the foundation established by our General Manager at ConceptVision, Phil Stoney, who passed away late last year.  Phil was instrumental to building the STAAR business in the region to its current level, and he was also a loved and respected figure in the Australian ophthalmic community who left us too soon," concluded Mr. Todd.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL."  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL."  Over 200,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company's website at www.staar.com or call 626-303-7902.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: future profits, revenue, sales or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rates; the broad discretion of regulators in approving medical devices in our major markets; uncertainty as to the effectiveness of newly initiated direct to consumer advertising campaigns, the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery, which STAAR believes has resulted both from concerns about the safety and effectiveness of laser procedures and from general economic conditions.

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